Issuer Free Writing Prospectus, dated January 9, 2023
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement dated January 9, 2023
Registration Statement No. 333-256055

Final Term Sheet

5.250% Senior Notes due 2032

This term sheet relates only to the securities described below and should be read together with Healthpeak Properties, Inc.’s preliminary prospectus supplement dated January 9, 2023 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated May 13, 2021, and the documents incorporated by reference and deemed to be incorporated by reference therein.

Issuer:	Healthpeak Properties, Inc.

Trade Date:	January 9, 2023

Settlement Date:	January 17, 2023 (T+5)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baal (Stable)/BBB+ (Stable)/BBB+ (Stable)

Securities Offered:	5.250% Senior Notes due 2032

Aggregate Principal Amount Offered:	$400,000,000

Maturity Date:	December 15, 2032

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2023 (short first coupon)

Benchmark Treasury:	4.125% due November 15, 2032

Benchmark Treasury Price/Yield:	105-01/3.516%

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	5.266%

Coupon:	5.250% per year

Price to Public:	99.883% of the principal amount, plus accrued interest, if any

* A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Optional Redemption Provisions: Make-Whole Call: Par Call:	Prior to September 15, 2032 (the “Par Call Date”),+30 basis points On and after the Par Call Date, at par

CUSIP / ISIN:	42250P AE3 / US42250PAE34

Total Net Proceeds:	Approximately $396,932,000, after deducting underwriting discounts but before deducting estimated offering expenses payable by the Issuer.

Use of Proceeds:	The Issuer intends to use the net proceeds from the offering to repay a portion of its outstanding commercial paper and for general corporate purposes, which may include repaying or repurchasing other indebtedness, working capital, acquisitions, development activities and capital expenditures.

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. Truist Securities, Inc. Mizuho Securities USA LLC TD Securities (USA) LLC

Co-Managers:	Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
M&T Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Huntington Securities, Inc.
SMBC Nikko Securities America, Inc.

The Issuer expects that delivery of the notes will be made to investors on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under rules of the Securities and Exchange Commission, trades in the secondary market are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes offered hereby on the date of this term sheet or the next succeeding two business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the notes on the date of this term sheet or the next succeeding two business days should consult their advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751, BofA Securities, Inc. toll-free at (800) 294-1322, PNC Capital Markets LLC toll-free at (855) 881-0697, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or Truist Securities, Inc. toll-free at (800) 685-4786.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.